Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Record Results for the Third Quarter of 2021

STAMFORD, CT, November 4, 2021 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, “Eagle” or the “Company”), one of the world’s largest owner-operators within the drybulk vessel segment, today reported financial results for the quarter ended September 30, 2021.

Quarter highlights:

•Generated Revenues, net of $183.4 million
◦Generated TCE Revenue (1) of $127.1 million
◦Achieved TCE (1) of $29,088/day

•Realized record net income of $78.3 million, or $6.12 per basic share
◦Adjusted net income(1) of $72.1 million, or $5.63(1) per adjusted basic share

•Generated Adjusted EBITDA(1) of $91.0 million

•Declared a quarterly dividend of $2.00 per share for the third quarter of 2021. Payable on November 24, 2021 to shareholders of record at the close of business on November 15, 2021

•Took delivery of previously announced vessel acquisitions, the M/V Antwerp Eagle, M/V Newport Eagle and M/V Valencia Eagle

Recent Developments:

•Executed $400.0 million comprehensive refinancing, lowering cost of debt and extending maturity duration
◦New facility consists of $300.0 million term loan and $100.0 million revolver facility out of which $50.0 million was drawn on the date of closing

•Repaid the $50.0 million revolver with the cash generated from operations bringing our revolver availability to $100.0 million

•Established new dividend policy and $50.0 million share repurchase program

•Looking ahead, fixed 75% of Q4 2021 available days at an average TCE of $32,400 as of November 4, 2021

Eagle's CEO Gary Vogel commented, “Drybulk freight rates continued to strengthen in the third quarter, and Eagle’s strong leverage to the market produced $78 million of net income for the quarter. Not only does this represent the highest quarterly net income Eagle has achieved, it also eclipses the Company’s best ever annual result!

Following our recently adopted dividend policy of paying quarterly cash dividends equal to a minimum of 30% of net income, our Board has authorized a quarterly dividend of $2.00 per share for the third quarter. We have also fully paid down our $100 million revolving credit facility, delivering on our commitment to simultaneously de-lever and return capital to our shareholders. It is particularly gratifying to be in position to deliver a meaningful cash distribution to shareholders following the multi-year transformation of the Company.

Looking ahead, our TCE performance continues to improve, and as of today, we have covered approximately 75% of our available days for the fourth quarter at a net TCE of $32,400. As such, we are on track to exceed our third quarter performance, which will support continued value creation and return of capital to our shareholders. Notwithstanding short-term volatility, which is an inherent part of our markets, we maintain an optimistic outlook on market developments going forward, based on both positive demand and historically low supply side fundamentals.”

Fleet Operating Data

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Ownership Days	4,697	4,546	13,407	13,646
Chartered in Days	563	535	1,718	1,664
Available Days	4,931	4,940	14,403	14,818
Operating Days	4,908	4,905	14,308	14,698
Fleet Utilization (%)	99.5%	99.3%	99.3%	99.2%

Fleet Development

Vessels acquired and delivered into the fleet in the third quarter of 2021

•Newport Eagle, a Supramax (58K DWT / 2011-built)
•Antwerp Eagle, an Ultramax (64K DWT / 2015-built)

Vessels acquired and delivered in the fourth quarter of 2021

•Valencia Eagle, an Ultramax (64K DWT / 2015-built)

Vessels sold and delivered in the third quarter of 2021

•Tern, a Supramax (50K DWT / 2003-built)

Results of Operations for the three and nine months ended September 30, 2021 and 2020

For the three months ended September 30, 2021, the Company reported net income of $78.3 million, or basic and diluted income of $6.12 per share and $4.92 per share, respectively. In the comparable quarter of 2020, the Company reported a net loss of $11.2 million, or basic and diluted loss of $1.09 per share.

For the three months ended September 30, 2021, the Company reported an adjusted net income of $72.1 million, which excludes the unrealized gain on derivative instruments and loss on debt extinguishment of $6.3 million and $0.1 million, respectively, or basic and diluted adjusted income of $5.63 per share and $4.52 per share, respectively.

For the nine months ended September 30, 2021, the Company reported net income of $97.4 million, or basic and diluted income of $7.96 per share and $6.34 per share, respectively. In the comparable period of 2020, the Company reported a net loss of $35.2 million, or basic and diluted loss of $3.42 per share.

For the nine months ended September 30, 2021, the Company reported an adjusted net income of $121.7 million, which excludes the unrealized loss on derivative instruments and loss on debt extinguishment of $24.2 million and $0.1 million, respectively, or basic and diluted adjusted income of $9.95 per share and $7.93 per share, respectively.

Revenues, net

Revenues, net for the three months ended September 30, 2021 were $183.4 million compared with $68.2 million recorded in the comparable quarter in 2020. The increase in revenues was primarily attributable to higher charter rates as a result of the market recovery with increase in demand for drybulk products.

Revenues, net for the nine months ended September 30, 2021 and 2020 were $409.8 million and $200.0 million, respectively. The increase in revenues was primarily due to higher charter rates offset by a decrease in available days due to fewer owned days.

Voyage expenses

Voyage expenses for the three months ended September 30, 2021 and 2020 were $30.3 million compared to $19.6 million in the comparable quarter in 2020. The increase in voyage expenses was primarily due to an increase in bunker consumption expense as bunker fuel prices increased in the current year as well as an increase in voyage charter business and an increase in broker commission expense as a result of the increase in revenues.

Voyage expenses for the nine months ended September 30, 2021 were $81.4 million compared to $70.0 million in the comparable period in 2020. The increase in voyage expenses was primarily due to an increase in bunker consumption expense and an increase in broker commission expense as a result of the increase in revenues.

Vessel operating expenses

    Vessel operating expenses for the three months ended September 30, 2021 were $28.1 million compared to $21.7 million in the comparable quarter in 2020. The increase in vessel operating expenses was primarily attributable to increases in lubes expense as a result of an increase in prices as well as higher inventory levels and vessel start-up expenses as the Company purchased two vessels in the third quarter of 2021. The Company continues to incur higher costs related to the delivery of stores and spares, as well as crew changes as a result of the ongoing COVID-19 pandemic. The ownership days for the three months ended September 30, 2021 and 2020 were 4,697 and 4,546, respectively.

Average daily vessel operating expenses excluding one-time, non-recurring expenses related to vessel acquisitions and sales and termination charges relating to change in crewing manager on some of our vessels for the three months ended September 30, 2021 was $5,401 as compared to $4,784 for the three months ended September 30, 2020.

Vessel operating expenses for the nine months ended September 30, 2021 were $73.3 million compared to $65.7 million in the comparable period in 2020. The increase in vessel expenses was primarily attributable to an increase in lubes expense as a result of an increase in prices, consumption due to increase in vessel speeds as well as higher inventory levels, increase in stores and spares delivery costs, crew wages, crew changes due to ongoing COVID-19 pandemic, and vessel start-up expenses as the Company purchased and took delivery of eight vessels during 2021. The ownership days for the nine months ended September 30, 2021 and 2020 were 13,407 and 13,646, respectively.

Average daily vessel operating expenses excluding one-time, non-recurring expenses related to vessel acquisitions and sales and termination charges relating to change in crewing manager on some of our vessels for the nine months ended September 30, 2021 was $5,114 as compared to $4,813 for the nine months ended September 30, 2020.

Charter hire expenses

    Charter hire expenses for the three months ended September 30, 2021 were $10.7 million compared to $5.1 million in the comparable quarter in 2020. The increase in charter hire expenses was principally due to an increase in charter hire rates due to improvement in the charter hire market and a marginal increase in chartered-in days. The total chartered-in days for the three months ended September 30, 2021 were 563 compared to 535 for the comparable quarter in the prior year. The Company currently charters in four Ultramax vessels on a long term basis with remaining lease term of approximately one year each.

Charter hire expenses for the nine months ended September 30, 2021 were $25.4 million compared to $15.8 million in the comparable period in 2020. The increase in charter hire expenses was primarily due to an increase in charter hire rates due to improvement in the charter hire market and an increase in the number of chartered-in days. The total chartered-in days for the nine months ended September 30, 2021 were 1,718 compared to 1,664 for the comparable period in the prior year.

Depreciation and amortization

Depreciation and amortization expense for the three months ended September 30, 2021 and 2020 was $13.6 million and $12.6 million, respectively. Total depreciation and amortization expense for the three months ended September 30, 2021 includes $11.4 million of vessel and other fixed asset depreciation and $2.2 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended September 30, 2020 were $10.8 million of vessel and other fixed asset depreciation and $1.8 million of amortization of deferred drydocking costs.

Depreciation and amortization expense for the nine months ended September 30, 2021 and 2020 was $39.2 million and $37.6 million, respectively. Total depreciation and amortization expense for the nine months ended September 30, 2021 includes $33.0 million of vessel and other fixed asset depreciation and $6.2 million relating to the amortization of deferred drydocking costs. Comparable amounts for the nine months ended September 30, 2020 were $32.1 million of vessel and other fixed asset depreciation and $5.5 million of amortization of deferred drydocking costs.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2021 and 2020 were $7.9 million and $8.0 million, respectively. General and administrative expenses included stock-based compensation of $0.8 million and $0.7 million for the three months ended September 30, 2021 and 2020, respectively.

General and administrative expenses for the nine months ended September 30, 2021 and 2020 were $23.6 million and $22.7 million, respectively. General and administrative expenses included stock-based compensation of $2.2 million and $2.3 million for the nine months ended September 30, 2021 and 2020, respectively. The increase in general and administrative expenses relates to an increase in office expenses as our employees returned to our offices, compensation expenses and fees for legal and professional services.

Other operating expense

Other operating expense for the three and nine months ended September 30, 2021 was $0.8 million and $2.3 million, respectively. In March 2021, the U.S. government began investigating an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. The Company posted a surety bond as security for any fines and penalties. Other operating expense consists of expenses relating to the incident, which include legal fees, surety bond expenses, vessel off-hire, crew changes and travel costs.

Interest expense

Interest expense for the three months ended September 30, 2021 and 2020 was $8.5 million and $9.0 million, respectively. The decrease in interest expense is mainly due to lower outstanding debt under the Norwegian Bond and the New Ultraco Debt Facility as we repaid the $55.0 million revolver loan under the New Ultraco Debt Facility as well as quarterly debt amortization of the term loan. In addition, we repaid $15.0 million under the Super Senior Facility in the first quarter of 2021.

Interest expense for the nine months ended September 30, 2021 and 2020 was $25.6 million and $26.9 million, respectively. The decrease in interest expense was primarily due to a decrease in outstanding debt under the Norwegian Bond Debt and a decrease in interest rates as well as the outstanding debt under the New Ultraco Debt Facility.

Realized and unrealized loss/(gain) on derivative instruments, net

Realized and unrealized loss on derivative instruments, net for the three months ended September 30, 2021 and 2020 was $9.0 million and $3.0 million, respectively. The increase in realized and unrealized losses on derivative instruments was primarily due to the sharp increase in charter hire rates. The non-cash unrealized losses on forward freight agreements (“FFA”) related to the last quarter of 2021 and full year 2022 amounted to $24.4 million based on 2,520 days hedged at a weighted average FFA contract price of $20,309 per day.

Realized and unrealized loss on derivative instruments, net for the nine months ended September 30, 2021 was $45.6 million compared to a realized and unrealized gain on derivative instruments, net of $4.0 million for the nine months ended September 30, 2020. The increase in realized and unrealized losses on derivative instruments was primarily due to the sharp increase in charter hire rates.

Liquidity and Capital Resources

	Nine months Ended
	September 30, 2021	September 30, 2020
Net cash provided by/(used in) operating activities (1)	$120,914,949	$(2,346,990)
Net cash used in investing activities (2)	(106,767,451)	(17,529,527)
Net cash provided by financing activities (3)	22,648,099	46,027,292
Net increase in cash, cash equivalents and restricted cash	36,795,597	26,150,775
Cash, cash equivalents and restricted cash at beginning of period	88,848,771	59,130,285
Cash, cash equivalents and restricted cash at end of period	$125,644,368	$85,281,060
(1) Net cash provided by operating activities for the nine months ended September 30, 2021 was $120.9 million, compared with net cash used in operating activities of $2.3 million in the comparable period in 2020. The cash flows from operating activities increased as compared to the same period in the prior year primarily due to the increase in charter hire rates.

(2) Net cash used in investing activities for the nine months ended September 30, 2021 was $106.8 million, compared to $17.5 million in the comparable period in the prior year. During the nine months ended September 30, 2021, the Company purchased eight vessels for $107.8 million and paid $2.2 million as an advance for the purchase of one vessel delivered in the fourth quarter of 2021. The Company paid $4.6 million for the purchase of ballast water treatment systems on our fleet. Additionally, the Company paid $1.6 million for vessel improvements. This use of cash was partially offset by the proceeds from the sale of one vessel for net proceeds of $9.2 million. The Company also received insurance proceeds of $0.2 million for hull and machinery claims.

(3) Net cash provided by financing activities for the nine months ended September 30, 2021 was $22.6 million compared to $46.0 million in the comparable period in 2020. During the nine months ended September 30, 2021, the Company received $55.0 million in proceeds from the revolver loan under the New Ultraco Debt Facility, $16.5 million in proceeds from the term loan under the New Ultraco Debt Facility, $24.0 million in proceeds from the Holdco Revolving Credit Facility and $27.2 million in net proceeds from the ATM offering. The Company repaid $24.3 million of the New Ultraco Debt Facility, $4.0 million of the Norwegian Bond Debt, $55.0 million of the revolver loan under the New Ultraco Debt Facility and $15.0 million of the revolver loan under the Super Senior Facility. The Company also paid $1.0 million to settle net share equity awards.

Additionally, the Company paid $0.3 million to the lenders of the Holdco Revolving Credit Facility, $0.3 million to the lenders of the New Ultraco Debt Facility and $0.3 million in financing costs relating to the equity offerings in December 2020.

    As of September 30, 2021, our cash and cash equivalents including restricted cash was $125.6 million compared to $88.8 million as of December 31, 2020.

    As of September 30, 2021, the Company's debt consisted of $176.0 million in outstanding bonds under the Norwegian Bond Debt, $158.7 million under the New Ultraco Debt Facility, $24.0 million under the Holdco Revolving Credit Facility and the Convertible Bond Debt of $114.1 million.

On October 1, 2021, we entered into a new credit agreement that provides for an aggregate principal amount of $400.0 million, which consists of (i) a term loan facility in an aggregate principal amount of $300.0 million and (ii) a revolving credit facility in an aggregate principal amount of $100.0 million to be used for refinancing the outstanding debt including accrued interest and commitment fees under the existing facilities and for general corporate purposes. Pursuant to the credit agreement, the Company borrowed $350.0 million and together with cash on hand repaid the outstanding debt, accrued interest and commitment fees under the existing facilities. As of the date of this press release, the revolver availability under the new credit agreement is $100.0 million.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

    Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the nine months ended September 30, 2021, six of our vessels completed drydock and two vessels were in drydock as of September 30, 2021, and we incurred drydocking expenditures of $10.7 million. In the nine months ended September 30, 2020, eight of our vessels completed drydock and we incurred drydocking expenditures of $10.8 million.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, BWTS, and vessel upgrades in the next four quarters, along with the anticipated off-hire days:

		Projected Costs (1) (in millions)
Quarter Ending	Off-hire Days(2)	BWTS	Drydocks	Vessel Upgrades(3)
December 31, 2021	319	$3.3	$5.5	$1.2
March 31, 2022	252	2.4	4.6	0.8
June 30, 2022	189	0.4	1.2	0.4
September 30, 2022	76	—	0.2	—

(1) Actual costs will vary based on various factors, including where the drydockings are actually performed.
(2) Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors.
(3) Vessel upgrades represents capex relating to items such as high-spec low friction hull paint which improves fuel efficiency and reduces fuel costs, NeoPanama Canal chock fittings enabling vessels to carry additional cargo through the new Panama Canal locks, as well as other retrofitted fuel-saving devices. Vessel upgrades are discretionary in nature and evaluated on a business case-by-case basis.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues, net	$183,392,700	$68,182,301	$409,815,454	$199,952,404

Voyage expenses	30,272,949	19,627,919	81,410,602	69,960,025
Vessel operating expenses	28,125,682	21,748,531	73,323,785	65,680,913
Charter hire expenses	10,723,737	5,060,503	25,373,501	15,820,809
Depreciation and amortization	13,570,361	12,617,803	39,187,344	37,587,477
General and administrative expenses	7,948,037	7,995,715	23,559,217	22,724,190
Other operating expense	791,572	—	2,311,816	—
Operating lease impairment	—	—	—	352,368
(Gain)/loss on sale of vessels	(3,962,093)	389,207	(3,962,093)	389,207
Total operating expenses	87,470,245	67,439,678	241,204,172	212,514,989
Operating income/(loss)	95,922,455	742,623	168,611,282	(12,562,585)
Interest expense	8,511,117	8,954,200	25,561,676	26,883,094
Interest income	(19,533)	(23,644)	(52,831)	(236,633)
Loss on debt extinguishment	99,033	—	99,033	—
Realized and unrealized loss/(gain) on derivative instruments, net	8,990,568	2,971,353	45,587,799	(4,030,674)
Total other expense, net	17,581,185	11,901,909	71,195,677	22,615,787
Net income/(loss)	$78,341,270	$(11,159,286)	$97,415,605	$(35,178,372)

Weighted average shares outstanding:
Basic	12,802,401	10,279,698	12,237,288	10,274,906
Diluted	15,936,374	10,279,698	15,354,481	10,274,906

Per share amounts:
Basic income/(loss)	$6.12	$(1.09)	$7.96	$(3.42)
Diluted income/(loss)	$4.92	$(1.09)	$6.34	$(3.42)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$100,011,694	$69,927,594
Restricted cash - current	25,557,674	18,846,177
Accounts receivable, net of a reserve of $2,169,958 and $2,357,191, respectively	24,243,815	13,843,480
Prepaid expenses	4,638,401	3,182,815
Inventories	17,091,901	11,624,833
Collateral on derivatives	31,369,664	—
Other current assets	1,689,972	839,881
Total current assets	204,603,121	118,264,780
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $206,815,553 and $177,771,755, respectively	898,405,068	810,713,959
Advance for vessel purchase	2,200,000	3,250,000
Operating lease right-of-use assets	22,845,697	7,540,871
Other fixed assets, net of accumulated depreciation of $1,346,243 and $1,137,562, respectively	309,625	489,179
Restricted cash - noncurrent	75,000	75,000
Deferred drydock costs, net	28,343,436	24,153,776
Advances for ballast water systems and other assets	5,875,314	2,639,491
Total noncurrent assets	958,054,140	848,862,276
Total assets	$1,162,657,261	$967,127,056
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,169,624	$10,589,970
Accrued interest	7,075,532	4,690,135
Other accrued liabilities	14,660,495	11,747,064
Fair value of derivatives - current	24,381,090	481,791
Current portion of operating lease liabilities	21,094,309	7,615,371
Unearned charter hire revenue	17,045,647	8,072,295
Holdco Revolving Credit Facility, net of debt issuance costs	23,821,677	—
Current portion of long-term debt	42,666,521	39,244,297
Total current liabilities	165,914,895	82,440,923
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	166,351,589	169,290,230
Super Senior Facility, net of debt issuance costs	—	14,896,357
New Ultraco Debt Facility, net of debt issuance costs	121,182,097	132,083,949
Convertible Bond Debt, net of debt discount and debt issuance costs	99,813,315	96,660,485
Fair value of derivatives - noncurrent	—	650,607
Noncurrent portion of operating lease liabilities	1,744,619	686,422
Total noncurrent liabilities	389,091,620	414,268,050
Total liabilities	555,006,515	496,708,973

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 12,863,998 and 11,661,797 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	128,640	116,618
Additional paid-in capital	982,652,311	943,571,685
Accumulated deficit	(374,722,217)	(472,137,822)
Accumulated other comprehensive loss	(407,988)	(1,132,398)
Total stockholders' equity	607,650,746	470,418,083
Total liabilities and stockholders' equity	$1,162,657,261	$967,127,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income/(loss)	$97,415,605	$(35,178,372)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation	32,951,082	32,085,266
Amortization of operating lease right-of-use assets	10,535,980	9,388,238
Amortization of deferred drydocking costs	6,236,262	5,502,211
Amortization of debt discount and debt issuance costs	5,442,978	4,654,871
Loss on debt extinguishment	99,033	—
(Gain)/loss on sale of vessels	(3,962,093)	389,207
Operating lease impairment	—	352,368
Net unrealized loss on fair value of derivatives	24,193,472	2,677,003
Stock-based compensation expense	2,235,279	2,300,444
Drydocking expenditures	(10,736,908)	(10,830,172)
Changes in operating assets and liabilities:
Accounts payable	4,638,944	(4,135,537)
Accounts receivable	(10,645,335)	2,956,653
Accrued interest	2,385,397	1,850,383
Inventories	(5,467,068)	4,130,347
Operating lease liabilities current and noncurrent	(11,303,671)	(9,915,541)
Collateral on derivatives	(31,369,664)	—
Other current and noncurrent assets	(1,149,973)	(5,905,400)
Other accrued liabilities	1,897,863	(5,872,683)
Prepaid expenses	(1,455,586)	1,906,748
Unearned charter hire revenue	8,973,352	1,296,976
Net cash provided by/(used in) operating activities	120,914,949	(2,346,990)

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(109,384,938)	(605,660)
Advance for vessel purchase	(2,200,000)	—
Purchase of scrubbers and ballast water systems	(4,557,463)	(25,224,068)
Proceeds from hull and machinery insurance claims	245,000	3,749,779
Proceeds from sale of vessel	9,159,077	4,594,081
Purchase of other fixed assets	(29,127)	(43,659)
Net cash used in investing activities	(106,767,451)	(17,529,527)

Cash flows from financing activities:
Proceeds from New Ultraco Debt Facility	16,500,000	22,550,000
Repayment of Norwegian Bond Debt	(4,000,000)	(4,000,000)
Repayment of term loan under New Ultraco Debt Facility	(24,258,223)	(20,923,319)
Repayment of revolver loan under New Ultraco Debt Facility	(55,000,000)	(20,000,000)
Repayment of revolver loan under Super Senior Facility	(15,000,000)	—
Proceeds from revolver loan under New Ultraco Debt Facility	55,000,000	55,000,000
Proceeds from revolver loan under Super Senior Facility	—	15,000,000
Proceeds from Holdco Revolving Credit Facility	24,000,000	—
Proceeds from issuance of shares under ATM Offering, net of commissions	27,242,417	—

Cash received from exercise of stock options	55,578	—
Cash used to settle net share equity awards	(985,686)	(1,161,301)
Equity offerings issuance costs	(291,830)	—
Debt issuance costs paid to lenders on New Ultraco Debt Facility	(328,241)	(381,471)
Debt issuance costs paid to lenders of Holdco Revolving Credit Facility	(285,893)	—
Cash used to settle fractional shares	—	(12,513)
Cash paid to bondholder upon conversion of Convertible Bond Debt	(23)	—
Other financing costs	—	(44,104)
Net cash provided by financing activities	22,648,099	46,027,292

Net increase in Cash, cash equivalents and restricted cash	36,795,597	26,150,775
Cash, cash equivalents and restricted cash at beginning of period	88,848,771	59,130,285
Cash, cash equivalents and restricted cash at end of period	$125,644,368	$85,281,060
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$17,462,440	$20,377,697
Accruals for vessel purchases and vessel improvements included in Other accrued liabilities	$499,578	$—
Accruals for scrubbers and ballast water treatment systems included in Accounts payable and Other accrued liabilities	$3,258,545	$5,915,948
Accrual for issuance costs for ATM Offering included in Other accrued liabilities	$104,080	$—
Accruals for debt issuance costs included in Accounts payable and Other accrued liabilities	$508,768	$200,000

Supplemental Information - Non-GAAP Financial Measures

    This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (SEC). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are also used as supplemental financial measures by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance, and these non-GAAP financial measures should not be considered an alternative to other measures of financial performance or liquidity presented in accordance with GAAP. Additionally, because non-GAAP financial measures are not standardized, these non-GAAP financial measures may not be comparable to similarly titled measures of another company. Nonetheless, we believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Non-GAAP Financial Measures

(1) Adjusted net income/(loss) and Adjusted Basic and Diluted income/(loss) per share

Adjusted net income/(loss) and Adjusted Basic and Diluted income/(loss) per share represents Net income and Basic and Diluted income/(loss) per share, respectively, as adjusted to exclude non-cash unrealized losses/(gains) on derivatives and loss on debt extinguishment. The Company utilizes derivative instruments such as FFAs to partially hedge against its underlying long physical position in ships (as represented by owned and third-party chartered-in vessels). The Company does not apply hedge accounting, and, as such, the mark-to-market gains/(losses) on forward hedge positions impact current quarter results, causing timing mismatches in the Statement of Operations. Additionally, we believe that loss on debt extinguishment is not representative of our normal business operations. We believe that Adjusted net income/(loss) and Adjusted income/(loss) per share are more useful to analysts and investors in comparing the results of operations and operational trends between periods and relative to other peer companies in our industry. Our Adjusted net income/(loss) should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. As noted above, our Adjusted net income/(loss) may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted net income/(loss) in the same manner.

The following table presents the reconciliation of our Net income/(loss) to Adjusted net income/(loss):

Reconciliation of GAAP Net income/(loss) to Adjusted Net income/(loss)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income/(loss)	$78,341,270	$(11,159,286)	$97,415,605	$(35,178,372)
Adjustments to reconcile net income/(loss) to Adjusted net income/(loss):
Loss on debt extinguishment	99,033	—	99,033	—
Unrealized (gain)/loss on derivatives	(6,347,446)	1,942,386	24,193,472	2,860,403
Adjusted Net income/(loss)	$72,092,857	$(9,216,900)	$121,708,110	$(32,317,969)

Weighted average shares outstanding:
Basic	12,802,401	10,279,698	12,237,288	10,274,906
Diluted (1)	15,936,374	10,279,698	15,354,481	10,274,906

Per share amounts:
Basic adjusted net income/(loss)	$5.63	$(0.90)	$9.95	$(3.15)
Diluted adjusted net income/(loss)(1)	$4.52	$(0.90)	$7.93	$(3.15)

(1) The number of shares used in the Diluted income per share and Diluted adjusted net income per share calculation for the three and nine months ended September 30, 2021 includes 2,906,035 dilutive shares related to the Convertible Bond Debt based on If-converted method per US GAAP in addition to the restricted stock awards and options based on Treasury stock method.

(2) EBITDA and Adjusted EBITDA

We define EBITDA as net income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, unrealized loss/(gains) on derivative instruments, operating lease impairment, (gain)/loss on sale of vessels, loss on debt extinguishment and stock-based compensation expense that the Company believes are not indicative of the ongoing performance of its core operations. The Adjusted EBITDA for prior periods has been retroactively adjusted to exclude non-cash unrealized gains and losses on derivative instruments. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

Reconciliation of GAAP Net income/(loss) to EBITDA and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income/(loss)	$78,341,270	$(11,159,286)	$97,415,605	$(35,178,372)
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	8,511,117	8,954,200	25,561,676	26,883,094
Interest income	(19,533)	(23,644)	(52,831)	(236,633)
Income taxes	—	—	—	—
EBIT	86,832,854	(2,228,730)	122,924,450	(8,531,911)
Depreciation and amortization	13,570,361	12,617,803	39,187,344	37,587,477
EBITDA	100,403,215	10,389,073	162,111,794	29,055,566
Non-cash, one-time and other adjustments to EBITDA(1)	(9,433,038)	3,072,613	22,565,691	5,902,422
Adjusted EBITDA	$90,970,177	$13,461,686	$184,677,485	$34,957,988

(1) One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2021 includes stock-based compensation, loss on debt extinguishment, gain on sale of vessel and unrealized (gains)/losses on derivatives. One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2020 includes stock-based compensation, loss on sale of vessel, unrealized losses on derivatives and an operating lease impairment.

TCE revenue and TCE
    Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

Reconciliation of Revenues, net to TCE

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues, net	$183,392,700	$68,182,301	$409,815,454	$199,952,404
Less:
Voyage expenses	(30,272,949)	(19,627,919)	(81,410,602)	(69,960,025)
Charter hire expenses	(10,723,737)	(5,060,503)	(25,373,501)	(15,820,809)
Reversal of one legacy time charter (1)	—	(88,080)	(854,156)	332,676
Realized (loss)/gain on FFAs and bunker swaps	(15,338,015)	(1,028,967)	(21,394,327)	6,891,076
TCE revenue	$127,057,999	$42,376,832	$280,782,868	$121,395,322

Owned available days	4,368	4,405	12,685	13,154
TCE	$29,088	$9,620	$22,135	$9,229

(1) The lease term of the legacy time charter concluded in the third quarter of 2021.

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys and other reasons which prevent the vessel from performing under the relevant charter party such as surveys, medical events, stowaway disembarkation, etc. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”).

The Company issued a ten day call notice to redeem the outstanding bonds under the Norwegian Bond Debt at a redemption price of 102.475% of the nominal amount of each bond. Pursuant to the bond terms, the Company paid $185.6 million consisting of $176.0 million par value of the outstanding bonds, accrued interest of $5.2 million and $4.4 million of call premium into a defeasance account to be further credited to the bondholders upon expiry of notice period. Out of the $185.6 million, the Company funded $25.6 million to the defeasance account as of September 30, 2021. The remaining $160.0 million was funded on October 1, 2021. The bonds outstanding under the Norwegian Bond Debt were repaid in full on October 18, 2021 after the expiry of the requisite notice period

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB (PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and Credit Agricole Corporate and Investment Bank, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. The New Ultraco Debt Facility is secured by 29 vessels. The New Ultraco Debt Facility was refinanced on October 1, 2021.

Convertible Bond Debt: Convertible Bond Debt refers to $114.1 million that the Company raised from its issuance of 5.0% Convertible Senior Notes on July 29, 2019. They are due in 2024.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. During the third quarter of 2021, the Company cancelled the Super Senior Revolving Facility. There were no outstanding amounts under the facility.

Holdco Revolving Credit Facility: Holdco Revolving Credit Facility refers to the senior secured revolving credit facility for $35.0 million, by and among Eagle Bulk Holdco LLC ("Holdco"), a wholly-owned subsidiary of the Company, as borrower, and Crédit Agricole Corporate and Investment Bank, as lender, facility agent, security trustee and mandated lead arranger with Nordea Bank ABP, New York Branch. The Holdco Revolving Credit Facility is secured by three vessels and had an outstanding debt of $24.0 million as of September 30, 2021. The Holdco Revolving Credit Facility was refinanced on October 1, 2021.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, November 5, 2021, to discuss the third quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 7077196. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on November 5, 2021 until 11:00 AM ET on November 15, 2021. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 7077196.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S. based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Denmark, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes as a result of COVID-19, including the availability and effectiveness of vaccines on a widespread basis and the impact of any mutations of the virus, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
Rose and Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.